Exhibit 99.1

May 11, 2012

Dear McEwen Mining Shareholders,

Please find below the El Gallo Complex development update and a story of how McEwen Mining is helping improve the communities surrounding its operations.

To date, 190,500 tonnes of material grading 1.29 gpt gold has been stockpiled representing approximately 2 months of production.

Key development highlights over the past two weeks are:

• Crushing plant 60% complete

• Process plant 60% complete

• Heap leach expansion 50% complete

To view the El Gallo Development Photo Update, please click here.

To view McEwen Mining’s Community Story, please click here.

For further information contact:

Jenya Meshcheryakova	Mailing Address
Investor Relations	181 Bay Street Suite 4750
Tel: (647) 258-0395 ext 410	Toronto ON M5J 2T3
Toll Free: (866) 441-0690	P.O. Box 792
Fax: (647) 258-0408	E-mail: info@mcewenmining.com

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 A TASTE OF SUCCESS: NINE YEARS FEEDING OUR HARDWORKING PEOPLE Andrea Oralia Melendrez Lopez was born in a small town just outside Mocorito in Sinaloa state. Her town is located about one km from the Magistral Mine. Oralia began cooking at the age of eight to help her mother prepare food for their growing family. Today she feeds our employees with the same creativity and care she put into her family’s cooking. And, it shows: our employees always go back for seconds. With a creative talent for preparing great tasting meals she has transformed her childhood skills into a great career. Oralia began her career in a Mexican restaurant called “Cenaduria” when she was 22 years old. She saw the restaurant as a good business, and decided to open her own in Guamúchil city offering tostadas, gorditas, tacos, enchiladas and more. Today she is the owner of the Guamúchil taquería named “El Señor Taco.” Oralia has been providing onsite food at the Magistral Mine since it began operations in 2001. Her restaurant is called “La Mina”, and always pleases the plates of employees and visitors alike. Her secret: “Doing it with love.” Today, she’s been cooking for 9 years for the personnel of the company. The restaurant has been Oralia's main source of income to provide for her family. “The venue is less important: what matters is the seasoning, overall care, service and of course, food quality.” With only a few tables and chairs, she provides exceptional dishes. Recently our number of staff increased due to the start of Phase 1 construction at El Gallo, which is why Oralia hired her sister to help in the kitchen. With many more mouths to feed the restaurant also had to grow its capacity. From just 20 people a day, La Mina now feeds up to 100 workers daily. In addition to cooking, Oralia now also plays an important role in the company’s assay laboratory. Oralia was hired as a lab assistant in 2009, when McEwen Mining increased the number of core drills, for which the laboratory needed more staff. Her colleagues would all agree -- Oralia is a smart woman, has always loved learning new things, and has been attending computer courses provided by the company. Oralia still lives in El Ranchito with her two sons (Christian and Freddy) and her parents. Experiences like hers are one of many success stories of McEwen Mining employees and we couldn’t be more proud of her. We believe Oralia is also a great example of our commitment to hiring locally and the value which accompanies this corporate philosophy. We thank Oralia for her hard work in the Laboratory and the great tasting dishes in the restaurant! Contact Information: Jenya Meshcheryakova info@mcewenmining.com 1.866.441.0690

MUX El Gallo Complex Development Photo Update May 11, 2012 MCEWEN MINING

2 Foundation for crushing plant.

3 Crushing plant assembly.

4 Crushing plant assembly.

5 Crushing plant assembly.

6 Crushing plant assembly.

7 Crushing plant assembly.

8 Mining clay for heap leach pad.

9 Applying clay foundation to heap leach pad expansion.

10 Liner for heap leach pad arrives.

11 Electrowinning cells being delivered.

12 Haul truck in for maintenance.

13 Production water wells for El Gallo Phase 2 mill.

MUX For further information please contact: Jenya Meshcheryakova Investor Relations Tel: (647) 258-0395 x 410 Toll Free: (866) 441- 0690 Fax: (647) 258-0408 Email: info@mcewenmining.com MCEWEN MINING